CERTIFICATE OF TRUST

                                OF

                         The Berwyn Funds

This Certificate of Trust of The Berwyn Funds, a business trust (the "Trust"), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. ss. 3801 et seq.) (the "Act"), sets forth the following: FIRST: The name of the business trust formed hereby is
      The Berwyn Funds.


      SECOND: The address of the registered office of the Trust in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801 and the name and address of the registered agent for service of process on the Trust in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

      THIRD:    The  Trust  formed  hereby  is or  will  become  an
      investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. ss.80a-1 et seq.).

      FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to, a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series of the Trust, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to, the Trust generally or any other series of the Trust shall be enforceable against the assets of such series.

      In witness whereof, the undersigned, being all of the trustees of The Berwyn Funds have duly executed this Certificate of Trust as of the 4th day of February 1999.


By  /s/ Robert E. Killen              By  /s/ Edward A. Killen, II
      Robert E. Killen                      Edward A. Killen, II
      Trustee                               Trustee


By  /s/ Denis P. Conlon               By  /s/ Anthony N. Carrelli
      Denis P. Conlon                       Anthony N. Carrelli
      Trustee                               Trustee


By  /s/ Deborah D. Dorsi
      Deborah D. Dorsi
      Trustee